Exhibit 10.21

MASTER SERVICES AGREEMENT - Confidential

This Master Services Agreement and attached Schedules (collectively, the "Agreement") is entered into on this 11th day of  July, 2008 (the "Effective Date") between Ripple6, Inc., with a principal place of business at 322 Eighth Avenue, New York, NY 10001 ("Ripple6") and Sahara Media, Inc., with a principal place of business at 75 Franklin St, NY, NY 10013("Client") (each, a "Party" and, collectively, the "Parties").

WHEREAS, Ripple6 owns the Ripple6 Platform (as defined below); and

WHERF.AS, Client operates the Client Site (defined below);

WHEREAS, Client has requested that Ripple6 customize and host the Site (defined below); and

WHEREAS, Ripple6 has agreed to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1. DEFINITIONS.As used in this Agreement, the following terms have the respective meanings set forth below:

"Confidential Information" means all information exchanged by one Party to the other Party under this Agreement. For the avoidance of doubt, Confidential Information of Ripple6 includes, but is not limited to, all Ripple6 Intellectual Property.

"Database" means an electronic database consisting of data provided by users of the Site and actions related to such users' use of the Site.

"Development Fees" has the meaning set forth in Section 3.1

"Development Services" has the meaning set forth in Section 2.1.

"Fees" means the Development Fees, the Hosting Fees and the Maintenance and Support Fees.

"Ongoing Services Fees" has the meaning set forth in Section 3.2.

"Ongoing Services" has the meaning set forth in Section 2.2.

"Initial Term" has the meaning set forth in section 10.1.

"Intellectual Property Rights" means all intellectual and industrial property rights, including, without limitation, copyrights, mask work rights, moral rights, trade secrets, patent rights, rights in inventions, trademarks, trade names, and service marks (including applications for, and registrations, extensions, renewals, and re-issuance of the foregoing).

"Maintenance and Support Fees" has the meaning set forth in Section 3.3.

"Maintenance and Support Services" has the meaning set forth in Section 2.3.

"Renewal Term" has the meaning set forth in Section WA.

"Ripple6 Intellectual Property" has the meaning set forth in Section 5.1.

"Sahara Media Intellectual Property" has the meaning set forth in Section 5.4.

"Ripple6 Platform" means certain proprietary technology and software (object code and source code) and tools owned by Ripple6, including enhancements, modifications, improvements and derivative works thereof, and related methodologies, processes, know-how and all Intellectual Property in and to the foregoing, and all derivative works and improvements thereto.

"Site" means (_____).

"Services" means the Development Services, the Ongoing Services, the Maintenance and Support Services, and any other services provided under this Agreement.

"Term" means the Initial Term and all Renewal Terms.

"Work Product" means all work product developed by or on behalf of Ripple6 as a result of the Services, all Intellectual Property Rights in and to such work product, and all derivative works and improvements I hereto.

2.            SERVICES.

2.1           Ripple6 will develop arid customize the Site in accordance with the specifications set forth on Schedule 1 attached hereto (the "Development Services"). The Site shall include "Powered by Ripple6" branding and the Mark in the size and position of the branding and logo referred to in Schedule 1. During the Term, the Parties may agree in writing from time to time to have Ripple6 provide development services in addition to those set forth on Schedule 1 for an additional cost.

2.2           Ripple6 shall host and manage the Site for Client and shall provide additional ongoing services Ihr the Site including, without limitation, Ripple analytics, account management and site enhancements, all in accordance with Schedule 2 attached hereto (the "Ongoing Services").

2.3            Ripple6 shall provide Client with maintenance and support services in accordance with Schedule 3 attached hereto (the "Maintenance and Support Services").

3.            FEES AND PAYMENT

3.1           In consideration for the Development Services, Client shall pay Ripple6 the fees set forth in Schedule 1  (the "Development Fees").

3.2           in consideration for the Hosting Services, Client shall pay Ripple6 the fees set forth in Schedule 2 (the "Ongoing Services Fees").

3.3           In consideration for the Support and Maintenance and Support Services, Client shall pay Ripple6 the fees set forth in Schedule 3 (the "Maintenance and Support Fees").

3.4           Unless otherwise set forth in the applicable Schedule, the Fees shall he due within thirty (30) days of the date of invoice. Past due amounts shall bear interest at the rate of one percent (1%) per month.

4.           ADVERTISING AND REVENUE SHARE. During the Term, the Parties may, from time to time, agree to conduct certain marketing programs based on the Ripple6 Platform. For each such marketing program, the Parties shall agree in writing to the applicable revenue share.

5.            INTELLECTUAL PROPERTY

5.1          As between the Parties, Rippled owns all right, title and interest in and to the Work Product, the Rippled Platform and the Mark (collectively, the "Ripple6 Intellectual Property"). Client shall have no right to use the Rippled Intellectual Property for any purpose other than as expressly provided in this Agreement.

5.2           Client hereby grants to Rippled a nonexclusive, nontransferable, personal license to use the Rippled Intellectual Property solely in connection with the Site.

5.3           Client shall own all right, title and interest in and to the Database and all data contained therein. Client hereby grants Rippled a non-exclusive, royalty-free, fully paid up license to (i) use the Database and all data contained therein as necessary to provide the Services, (ii) aggregate the data contained in the Database (the "Aggregate Data"), share such Aggregate Data in a non-personally identifiable manner to third parties. All Non-Aggregated Data and Data which may contain personally-identifiable information is for Internal Use only and is limited to the services contemplated herein.

5.4           As between the Parties, Sahara Media owns all right, title and interest in and to all trademarks, service marks, logos and brands related to Honey, Honey Magazine, The Hive and other Sahara Media properties (collectively, the "Sahara Media Intellectual Property"). Ripple 6 shall have no right to use the Sahara Media Intellectual Property for any purpose other than as expressly provided in this Agreement.

5.5           Rippled hereby grants Client a non-exclusive, non-transferrable right to use the Rippled brand name and Mark for marketing purposes to strategic partners.

6.            REPRESENTATIONS AND WARRANTIES.

6.1          Each Party represents and warrants that (i) it is duly authorized to execute and perform its obligations under this Agreement; (ii) this Agreement is a valid and binding agreement enforceable against it according to its terms; (iii) the execution and performance of this Agreement does not, and will not, violate or conflict with the terms of any existing agreement or understanding to which it is a Party, including, but not limited to, any non-disclosure, non-compctc or other similar obligations to any other person or entity; and (iv) the execution and performance of this Agreement does not, and will not, violate or conflict with any law, rule, regulation, judgment or order of any court or other adjudicative entity binding on it.

6.2           Rippled represents and warrants that the Services provided under this Agreement shall be performed by qualified individuals, in a professional and workmanlike manner.

6.3           EXCEPT AS EXPRESSLY PROVIDED HEREIN, RIPPLE6 MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS AGREEMENT OR THE SERVICES, AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

7.            CONFIDENTIALITY.

7.1          Each Party shall maintain the Confidential Information of the other Party in strict confidence, taking the same precautions that it uses to protect its own Confidential Information, but in no event less than reasonable care to prevent the unauthorized disclosure of any part of the Confidential Information.

7.2          In the event the receiving Party becomes or may become legally compelled to disclose any Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other process or otherwise), the receiving Party shall provide the disclosing Party with prompt written notice of such requirement so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 7. lii the event that such protective order or other remedy is not obtained, or that the disclosing Party waives compliance with the provisions hereof, the receiving Party shall furnish only that portion of Confidential Information which it is legally required to disclose, and shall use its best efforts to insure that confidential treatment shall be afforded such disclosed portion of Confidential Information.

7.3           The receiving Party acknowledges that in the event of a breach of the provisions of this Section 7  by the receiving Party, substantial injury could result to the disclosing Party and money damages will not be a sufficient remedy for such breach. Therefore, in the event that the receiving Party engages in, or threatens to engage in, any act which violates any provision of this Section 7, the disclosing Party shall be entitled to, in addition to all other remedies which may be available to it under law, seek injunctive relief (including, without limitation, temporary restraining orders, or preliminary or permanent injunctions) and specific enforcement of the terms of this Section 7. The disclosing Party shall not be required to post a bond or other security in connection with the granting of any such relief.

7.4           Upon the expiration or earlier termination of this Agreement, or at any time upon the receiving Party's request, the receiving Party shall return to the disclosing Party all Confidential Information in its possession.

8.             INDEMNIFICATION. Ripple6 shall indemnify, defend and hold harmless Client from and against any claim, suit or proceeding brought by a third party against Client to the extent that it is based on or arises from any assertion that any Work Product infringes or misappropriates any Intellectual Property Right of any third party, provided that (I) Client promptly notifies Ripple6 in writing of any claim, suit or proceeding, (ii) Client fully cooperates with Ripple6 with regard to the defense of any claim, suit or proceeding, and (iii) such claim, suit or proceeding does not arise as a result of any specifications or instructions provided by Client to Ripple6 . Ripple6 shall have full control of any such claim, suit or proceeding and the authority to settle or otherwise dispose of any such claim, suit of proceeding.

9.             LIMITATION OF LIABILITY. 1N NO EVENT SHALL R1PPLE6 BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROF/TS, BUSINESS INTERRUPTION, LOSS OF BUSINESS REPUTATION OR GOODWILL, OR COSTS OF SUBSTITUTE SERVICES) WHICH THE CLIENT OR ANY OTHER PERSON OR ENTITY MAY INCUR OR EXPERIENCE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES, EVEN IF RIPPLES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE AGGREGATE LIABILITY OF RIPPLE 6 FOR DAMAGES FOR ANY CAUSE WHATSOEVER, DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE SERVICES, AND REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE TOTAL FEES PAID BY CLIENT TO RIPPLED UNDER THIS AGREEMENT DURING THE TWF.I NE (12) MONTHS IMMEDIATELY PRECEDING SUCH CLAIM. THIS LIMITATION OF LIABILITY SHALL NOT BE ENFORCEABLE IN THE EVENT THAT LIABILITY, LOSS, DAMAGE, DELAY OR OTHER INJURY OCCURS DUE TO GROSS NEGLIGENCE BY RIPPLE6, ITS EMPLOYEES OR AGENTS.

10.           TERM AND TERMINATION

10.1         The term of this Agreement is one (1) year, commencing on the Effective Date (the "Initial Term"). Upon expiration of the Initial Term, this Agreement shall automatically renew for consecutive one (1) year terms (each, a "Renewal Term") unless either Party provides the other Party with written notice of its intention not to renew this Agreement within sixty (60) days prior to the expiration of the then current term.

10.2          In the event of a default, the non-defaulting Party may terminate this Agreement upon the defaulting Party's failure to cure such default within thirty (30) days of written notice of such default. An event of default shall include, but is not limited to, the following events: (i) Client's failure to pay any sum of money due by it hereunder; (ii) breach by a Party in performing any of its other material obligations hereunder; or (iii) a Party becomes the subject of any bankruptcy, insolvency, or reorganization proceeding, or generally seeks relief from its debts, or becomes or is declared, by any court of competent jurisdiction, to be insolvent.

10.3         Except as expressly provided herein, all rights granted by the Parties shall cease upon the expiration or earlier termination of this Agreement. Sections 1, 5, 6, 7, 8, 9, this Section 10.3 and Section 11 shall survive the expiration or earlier termination of this Agreement.

11.           MISCELLANEOUS

11.1         The Parties expressly understand and agree that each Party is an independent contractor in the performance of each and every part of this Agreement, and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Neither Party nor its agents or employees are the representatives of the other Party for any purpose, and neither Party has the power or authority as agent, employee or any other capacity to represent, act for, hind or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.

11.2         All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, by overnight courier, by fax with confirming letter mailed under the conditions described herein, or by registered or certified mail, postage prepaid, return receipt requested, to the address of the other Party first set forth above. Notice so given shall be deemed effective when received. Copies of all notices sent to Ripple6 shall he sent to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, Attention: Anthony Pergola, Esq.

11.3         This Agreement may not be assigned by either Party without the prior written consent of the other, such consent is not to be unreasonable held or delayed and any attempt to assign any rights, duties or obligations which arise under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, Ripple6 may assign this Agreement to any person or entity acquiring all or substantially all of its assets or which is a successor by merger to Ripple6. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted successors and assignees.

11.4         This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules applicable to contracts to be performed entirely within the State of New York. For all such matters, each Party submits to the exclusive jurisdiction of the state and federal courts located in the State of New York and waives any jurisdictional, venue, or inconvenient forum objections to such courts.

11.5         Neither Party shall be liable for any failure or delay in the performance of any of its obligations (other than the payment of fees) if prevented from doing so by fire, flood, terrorism, strike, war, restraints of government, utility or communications failure or interruption, failure of third party vendor, Internet slow-down or failure, computer hacker or any other cause beyond the affected Party's reasonable control, provided that the affected Party has not contributed in any way to such event.

11.6         If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall apply only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and that provision and this Agreement generally shall be reformed, construed and enforced so as to most nearly give lawful effect to the intent of the Parties as expressed in this Agreement.

11.7         This Agreement may be executed in counterparts, each of which shall be deemed an original, but hich together shall constitute one and the same instrument.

11.8         The headings preceding the various paragraphs and subparagraphs of this Agreement are intended solely for the convenience of the Parties and shall not be deemed relevant in the construction of this Agreement or its terms.

11.9         This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all existing agreements relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be modified or amended except by written agreement signed by both Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the Effective Date.

Ripple6, Inc.		CLIENT

By:	/s/ Peter G. Saridakis	By:	/s/ Philmore Anderson IV

Name:	Peter G. Saridakis	Name:	Philmore Anderson IV

Title:	VP Strategic Sales	Title:	CEO/President

SCHEDULE 1

Development Services; Development Fees

(attach Product Requirements Document (PRD), Functional Specifications or equivalent)
(R6 to provide upfront dev fee based on evaluation of PRD)

SCHEDULE 2

Ongoing Services: Ongoing Services Fees

●	Hosting of the Site
●	Account management:
o	Train Client team on Platform functionality, CMS capabilities and Ripple Analytics
o	Monthly analysis of Site behavior based on Ripple Analytics
o	Provide recommendations to encourage community usage/growth (ongoing)
●	Front-line technical support for inbound member questions on functionality (optional)
o	For example, password recovery or change of username
●	Access to product enhancements made to the Ripple6 Platform at no additional cost provided the enabling of such functionality does not require any site layout or redesign changes
●	Ripple Analytics

Ongoing Service Fees:

Monthly minimum: $5,000

Up to 5MM pageviews:              $5,000
5MM to 10MM pageviews:       $9,500
10MM to 20MM pageviews:     $17,500

SCHEDULE 3

Maintenance and Support Services; Maintenance and Support Fees

[support fees will exist should Client require dedicated development staff or have specific support needs above and beyond the standard agreement; otherwise, no additional support fees]

1.           AVAILABILITY AND DOWNTIME

The Site will be Available for 99.9% of the Maximum Available Time per calendar month, based on the following calculation (calculated in minutes), 99.9% of the time on a monthly basis:

(1 — (Total Downtime / Maximum Available Time) x 100) "Available" means that the Site is not available for use.
"Maximum Available Time" means the total number of minutes in a given calendar month less minutes allocated to Scheduled Maintenance, if any. The formula for this is:

(number of days in month X 1440 minutes per day) — (number of scheduled maintenance minutes in month) = Maximum Available Time

"Monitoring Service" means a third party monitoring service retained by Ripple6 that will monitor Total DownTime [and Response Time] with at least three (3) geographically diverse locations using a sampling frequency of five (5) minutes or less.

"Site" means [insert URL]

"Total Downtime" means the total number of minutes in a given calendar month that the Site is not Available.

2.           COMMUNICATION PROTOCOL AND ESCALATION PLAN

Client is responsible for communicating with users of the Site directly, and for providing Tier I support directly to such users. Client shall contact Ripple6 via e-mail at [insert email address] and via telephone at [insert telephone number) to request Tier 2 support for service level incidents shown in the table set forth in Section 3 (each, an "Incident," and collectively, the "Incidents"). Client's request for support regarding an Incident will include a detailed description of the incident and steps required to reproduce the Incident.

Ripple6 will assign each Incident a severity level in consultation with Client. An incident tracking number, description and level for each Incident will be communicated to Client by Ripple6 via e-mail notification. Client will have the ability to check on the status of an Incident either via an online portal page provided by Ripple6 or by phone call to Ripple6.

Client will provide e-mail and phone contacts to Ripple6 for all communications required under this Exhibit on or prior to the Effective Date of the Agreement. Client will designate up to two (2) individuals authorized to contact Ripple6 for Tier 2 support.

3.           INCIDENT SEVERITY LEVELS

Incident Severity Level	Characteristics	initial Response Window (measured from receipt by Ripple6 of notice regarding the Incident)	Target Resolution Window (measured from expiration of the Initial Response Window)

1	Site is not Available	45 minutes	Acceptable workaround within 45 minutes, target resolution time within 24 hours

2	Site users unable to access or use some functionality of the Site, and Site users' experience is adversely impacted	2 hours	Acceptable workaround within 8 hours, target resolution time within 2 days, or as agreed upon by the parties in writing

3	Some functionality of the Site is impaired, but Site users' experience not adversely impacted.	2 business days	Next scheduled maintenance or as agreed upon by the parties in writing

4	Client has a request for enhancement to the Site.	3 business days	As agreed upon by the parties in writing

3.           BACKUP
Ripple6 will be responsible for hosting all data and services for the Site at a secure offsite location with at least daily backup capabilities. Ripple6 and Client will mutually agree upon any specially needed backup activities. Twice daily backups will be performed. A full weekly backup will be available via secure electronic delivery. Backups will be periodically tested for validity and Client will be notified of any backup failures or issues.

5.           MAINTENANCE

Scheduled updates and maintenance ('Scheduled Maintenance) will be performed during the hours of (____) on every (_____). Ripple6 shall have the right to change the dates and times of the Scheduled Maintenance upon reasonable notice to Client.

Ripple6 will use commercially reasonable efforts to notify Client via email or telephone no later than five (5) minutes prior to commencement of unplanned maintenance, including an estimate of duration. If unplanned maintenance lasts more than thirty (30) minutes, Ripple6 will send updates every thirty (30) minutes until the unplanned maintenance is complete.

6.           SERVICE LEVEL DEFAULTS; CHRONIC OUTAGES

A "Service Level Default" means a failure by Ripple6 to resolve any Severity Level 1 Incident within the timeframes shown set forth in Section 2 above. If, during any calendar month, there are two (2) or more Service Level 1 Defaults, then, in addition to any other rights Client maintains under the Agreement, Client shall be entitled, as its sole and exclusive remedy, to a one time credit equal to fifteen percent (15%) of the average monthly Ongoing Services Fees billed to Client during the ninety (90) days preceding the most recent Service Level Default. The total credit will not exceed total monthly Ongoing Services Fees for the applicable month

In the event that any three (3) Service Level Defaults occur in a consecutive three (3) month period (Le., one Service Level Default per month during a consecutive three (3) month period), then Client shall have the right to notify Ripple6 in writing of a material breach of the Agreement and, if Ripple6 fads to cure in accordance with the termination procedure set forth in the Agreement, Client shall have the right to terminate the Agreement upon written notice to Ripple6.